EXHIBIT 5.1

[LETTERHEAD OF THE OTTO LAW GROUP PLLC]

May 9, 2007

REGI US, INC.
#240-11780 Hammersmith Way
Richmond, British Columbia V7A 5E9

Attn: Board of Directors

Re:	Registration Statement on Form S-8 of REGI US INC.
2007 Stock Option Plan

Lady and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) executed by you on May 9, 2007, and to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of TWO Million (2,000,000) shares of your common stock (the “Common Stock”), which will be issuable under the REGI US, INC. 2007 Stock Option Plan (the “Plan”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the shares of Common Stock under the Plan (the “Plan Shares”) and such documents as we have deemed necessary to render this opinion.

Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Very truly yours,

THE OTTO LAW GROUP PLLC

/s/ James L. Vandeberg

James L. Vandeberg